UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 14, 2010

CHINA PROSPEROUS CLEAN ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-144202	27-0141061
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4923-Natural Gas Transmission & Distribution	0001402159
(Standard Industrial Classification)	(Central Index Key)

West Side, Public Transportation Gas Filling Center,
Angang Avenue-Middle Part, Yindu District,
Anyang, Henan Province,
Postal code: 455000
The People’s Republic of China
 (Address of principal executive offices, including zip code)

86-372-3166864
 (Registrant’s telephone number, including area code)

Copy of Communication to:
Bernard & Yam, LLP
Attention: Bin Zhou, Esq.
401 Broadway Suite 1708
New York, NY 10013
Phone: 212-219-7783
Fax: 212-219-3604

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 14, 2010, Ben Wang resigned as the Chief Financial Officer of China Prosperous Clean Energy Corporation (“Company”), effective on April 14, 2010. Ben Wang’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On April 14, 2010, Hongjie Zhou was appointed as the Acting Chief Financial Officer of the Company.

Hongjie Zhou, graduated from the Accounting major at Henan Institute of Accounting and Economics. He has more than 10 years’ experiences in cost and accounting analysis at state-owned large machinery and equipments manufacturing companies. He was the cost controller at Anyang Forging Press Machinery Industrial Company, Ltd from 1993 to 2003. He was the general controller of Anyang Zhenyuan Group Co. Ltd from 2003 to 2007.  He started to work for Anyang Prosperous Energy Technology Developing Company, Ltd, one of our subsidiaries, in July 2007 and currently he served as the accounting manager of Anyang Prosperous Energy Technology Developing Company, Ltd.

On April 14, 2010, in connection with Shiming Yu’s resignation from his position of board director on April 11, 2010, the Board of Directors terminated Shiming Yu as the Treasurer of the Board of Directors and appointed Li Wang, a current board director, as the new Treasurer of the Board of Directors, effective immediately.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 19, 2010	CHINA PROSPEROUS CLEAN ENERGY CORPORATION

/s/Wei Wang
Wei Wang
Chief Executive Officer, Chairman of the Board